Exhibit 99.1

NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
 FOURTH QUARTER AND FULL YEAR 2008 RESULTS;
PROVIDES 2009 OUTLOOK

Fourth Quarter 2008 Total Net Revenue of $645.2 Million;
Adjusted EPS $0.53; GAAP EPS $0.50;

Full Year 2008 Total Net Revenue of $2.54 Billion
Adjusted EPS $2.03; GAAP EPS $2.09

CORONA, CA – February 19, 2009 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leader in generic and specialty branded pharmaceuticals, today reported financial results for its fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter 2008 Results

Net revenue for the fourth quarter 2008 increased $17.9 million or 3 percent from the fourth quarter 2007 to $645.2 million. Excluding special items as detailed in the reconciliation table below, adjusted net income for the fourth quarter was $60.6 million, or $0.53 per diluted share.  GAAP net income was $56.4 million, or $0.50 per diluted share. Adjusted EBITDA for the fourth quarter 2008 was $143.2 million and cash flow from operations was $176.3 million. Cash and marketable securities were $520.8 million as of December 31, 2008.

“This was a very positive quarter for Watson, capping off what proved to be a watershed year for the Company,” said Paul Bisaro, President and Chief Executive Officer of Watson.  “We demonstrated strong performance in all our divisions, delivered on the aggressive goals and strategic initiatives we set at the outset of 2008, and continued to provide shareholder value while building our pipelines, efficiencies and momentum for 2009 and beyond.”

“While we made significant progress on each of our initiatives and in each of our divisions, the biggest news of 2008 came from the Brand division where we received first cycle approvals on two new products and had one new NDA accepted by the FDA, putting us in the unique position to potentially introduce three new brand products in 2009 to treat the top three conditions in urology -- a specialty focus for Watson.  This accomplishment speaks volumes about the high quality and efficiency of our R&D and regulatory groups, and signals our ability and commitment to growing and expanding our business across divisions and around the globe,” concluded Mr. Bisaro.

Full Year 2008 Results

For the full year ended December 31, 2008, net revenue was a record $2.54 billion, as compared to $2.50 billion for fiscal year 2007.  On an adjusted basis, as detailed in the attached reconciliation table, net income for 2008 was $231.2 million, or $2.03 per diluted share, as compared to adjusted net income of $152.0 million, or $1.37 per diluted share, for the same period of 2007.  GAAP net income for 2008 was $238.4 million, or $2.09 per diluted share, as compared to GAAP net income of $141.0 million, or $1.27 per diluted share, for 2007.

Fourth Quarter and Full Year 2008 Business Segment Results

Generic Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Generic Segment Contribution
Product sales	$365,037	$343,733	$1,403,975	$1,408,885
Other revenue	2,109	30,157	70,358	92,991
Net revenue	367,146	373,890	1,474,333	1,501,876
Cost of sales	214,156	223,967	883,832	917,863
Gross profit	152,990	149,923	590,501	584,013
Gross margin	41.7%	40.1%	40.1%	38.9%

Research and development	35,760	25,390	119,218	102,426
Selling and marketing	13,362	13,586	55,230	55,350
Segment contribution	$103,868	$110,947	$416,053	$426,237
Segment margin	28.3%	29.7%	28.2%	28.4%

Generic product sales for the fourth quarter of 2008 increased $21.3 million to $365.0 million, reflecting the launch of new products.  Generic other revenue decreased $28.0 million to $2.1 million, due primarily to a decline in royalties related to Sandoz’s sales of metoprolol succinate extended-release tablets 50mg.

Generic gross profit was $153.0 million, or 41.7 percent of revenue, in the fourth quarter of 2008, compared to $149.9 million in the fourth quarter of 2007 and $151.4 million in the third quarter of 2008.  Generic gross profit was positively influenced by certain new products, including omeprazole delayed-release capsules 40mg and transdermal fentanyl, which was offset by lower other revenue.  Generic gross profit for the fourth quarter 2008 reflects approximately $6.0 million in costs related to Watson's Global Supply Chain Initiative. Excluding this item, Generic gross profit was $159.0 million, or 43.3 percent of revenue in the fourth quarter 2008.

Generic research and development expense increased $10.4 million to $35.8 million, reflecting an acceleration in activities following rationalization of the development portfolio.  Watson currently has approximately 60 ANDAs on file, including tentative approvals.

For the full year 2008, Generic product sales were essentially unchanged at $1.40 billion.  An increase of new product launches, including the launch of omeprazole delayed-release capsules 40mg and increased sales of transdermal fentanyl was offset by a loss in revenue from oxycodone HCl extended-release tablets.  Generic other revenue decreased $22.6 million to $70.4 million due primarily to a decline in royalties related to Sandoz’s sales of metoprolol succinate extended-release tablets 50mg.

Generic gross margin increased from 38.9 percent in 2007 to 40.1 percent in 2008, due to enhanced operational efficiencies and an improved product mix.  Generic gross profit for 2008 reflects approximately $27.8 million in costs related to Watson's Global Supply Chain Initiative. Excluding this item, Generic gross profit was $618.3 million, or 41.9 percent of revenue in 2008.

Brand Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Brand Segment Contribution
Product sales	$102,269	$94,106	$397,025	$375,202
Other revenue	13,442	15,232	57,953	53,520
Net revenue	115,711	109,338	454,978	428,722
Cost of sales	24,912	25,814	107,079	99,913
Gross profit	90,799	83,524	347,899	328,809
Gross margin	78.5%	76.4%	76.5%	76.7%

Research and development	11,809	10,435	50,904	42,367
Selling and marketing	31,605	28,664	118,198	108,061
Segment contribution	$47,385	$44,425	$178,797	$178,381
Segment margin	41.0%	40.6%	39.3%	41.6%

Brand product sales for the fourth quarter of 2008 increased $8.2 million or 9 percent to $102.3 million, primarily due to increased sales of Specialty products.  Brand other revenue decreased $1.8 million to $13.4 million.

Gross margin for the Brand segment increased from 76.4 percent in the fourth quarter 2007 to 78.5 percent in the fourth quarter 2008, reflecting a more favorable product mix.

For the full year 2008, Brand segment product sales increased 6 percent or $21.8 million to $397.0 million, compared to $375.2 million for 2007, due primarily to increased sales of Trelstar®.  Brand other revenue increased $4.4 million to $58.0 million.

Brand segment gross margin for 2008 was 76.5%, consistent with 2007 levels.

Brand research and development increased 20 percent or $8.5 million to $50.9 million, due primarily to milestone payments made following the RapafloTM and Trelstar® New Drug Application (NDA) filings.

The Company recently received FDA approval for RapafloTM (silodosin), its alpha blocker for the treatment of the signs and symptoms of benign prostatic hyperplasia.  The Company plans to launch RapafloTM in late March.  Additionally, the Company recently received FDA approval for GelniqueTM (oxybutynin chloride) Gel 10%, its topical gel for the treatment of overactive bladder. Watson plans to launch GelniqueTM in late April. Also, during the fourth quarter 2008, Watson filed an NDA with FDA for its six month formulation of Trelstar® (triptorelin pamoate for injection suspension). The Company anticipates that FDA will take action on the Trelstar® application in the third quarter of 2009.

Distribution Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Distribution Segment Contribution
Net revenue	$162,368	$144,107	$606,190	$566,053
Cost of sales	137,099	123,397	511,911	486,980
Gross profit	25,269	20,710	94,279	79,073
Gross margin	15.6%	14.4%	15.6%	14.0%
Selling and marketing	15,819	12,777	59,514	52,023
Segment contribution	$9,450	$7,933	$34,765	$27,050
Segment margin	5.8%	5.5%	5.7%	4.8%

Distribution segment net revenue for the fourth quarter of 2008 increased 13 percent or $18.3 million to $162.4 million. The increase was primarily due to new product launches. Distribution revenue excludes sales of Watson products.

Distribution segment gross margin increased to 15.6 percent in the fourth quarter 2008, compared to 14.4 percent in the fourth quarter 2007, due primarily to recent cost savings initiatives.

For the full year 2008, Distribution segment net revenues increased seven percent or $40.1 million to $606.2 million, compared to $566.1 million in 2007. This increase was largely driven by new product launches.

Other Operating Expenses

Amortization expense declined $24.0 million to $20.1 million for the fourth quarter 2008 and declined $95.7 million to $80.7 million for the full year 2008, reflecting the full amortization of Ferrlecit® product rights as of December 31, 2007.

2009 Financial Outlook

Watson’s estimates are based on actual results for 2008 and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Watson estimates total net revenue for the full year of 2009 at approximately $2.65 billion. Estimates for segment revenue are:

— Total Generic segment revenue between $1.45 billion and $1.55 billion.
— Total Brand segment revenue between $445 million and $470 million.
— Total Distribution segment revenue between $660 and $710 million.

Research and development investment for 2009 is expected to be $180 to $190 million.  Selling, general and administrative expenses for 2009 are expected to be $450 to $470 million.  Amortization expense for 2009 is expected to be approximately $88 million.

In 2009, the Company expects to incur pre-tax costs associated with the planned closure of its Carmel, NY manufacturing facilities of approximately $23 million which includes accelerated depreciation, severance, retention and other related plant closure costs.  These charges and other items are excluded from Watson’s 2009 adjusted EBITDA and earnings per diluted share forecasts as detailed in Table 6 and 7 below.

For 2009, the Company expects adjusted diluted earnings per share to be between $2.18 and $2.28 and GAAP earnings per diluted share between $2.03 and $2.13.  Adjusted EBITDA is expected to be between $600 million and $620 million.

This forecast includes only a modest contribution from Watson’s sales of generic Micro-K® and generic Toprol XL®. Due to production issues experienced by certain competitors, there is currently a supply disruption for these products. If the current competitive landscape for these two products does not change significantly and we are able to obtain timely approval for our generic Toprol XL® product, it is likely that the Company will significantly exceed its current earnings per share forecast.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss fourth quarter 2008 results, the outlook for 2009 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 82174623.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Standard Time, February 27, 2009.  To access the live webcast, go to Watson Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. is a global leader in the development and distribution of pharmaceuticals with a broad portfolio of generic products and a specialized portfolio of branded pharmaceuticals focused on Urology, Gynecology and Nephrology/Medical.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations, and synergistic acquisitions of products and businesses.

For press release and other company information, visit the Watson Pharmaceuticals Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

Toprol XL® and Micro-K® trademarks are the property of their registered owners.

The following table presents Watson’s results of operations for the three and twelve months ended December 31, 2008 and 2007:

Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net revenues	$645,225	$627,335	$2,535,501	$2,496,651
Cost of sales (excludes amortization, presented below)	376,167	373,178	1,502,822	1,504,756
Gross profit	269,058	254,157	1,032,679	991,895
Operating expenses:
Research and development	47,569	35,825	170,122	144,793
Selling, general and administrative	111,231	108,284	423,428	421,151
Amortization	20,121	44,158	80,690	176,409
Loss (gain) on asset sales/impairments	8	-	311	(6,118)
Total operating expenses	178,929	188,267	674,551	736,235
Operating income	90,129	65,890	358,128	255,660
Non-operating (expense) income, net:
Loss on early extinguishment of debt	-	(1,143)	(1,095)	(5,553)
Interest income	2,904	2,190	9,055	8,886
Interest expense	(7,452)	(8,997)	(28,184)	(44,473)
Other income	1,034	1,878	20,409	9,764
Total non-operating (expense) income, net	(3,514)	(6,072)	185	(31,376)
Income before income taxes	86,615	59,818	358,313	224,284
Provision for income taxes	30,229	21,415	119,934	83,254
Net income	$56,386	$38,403	$238,379	$141,030
Diluted earnings per share	$0.50	$0.34	$2.09	$1.27
Diluted weighted average shares outstanding	117,997	117,374	117,723	117,039

The following table presents Watson’s Condensed Consolidated Balance Sheets as of December 31, 2008 and 2007.

Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$507,578	$204,554
Marketable securities	13,202	11,799
Accounts receivable, net	305,009	267,117
Inventories	473,127	490,601
Other current assets	159,501	199,705
Property and equipment, net	658,465	688,185
Investments and other assets	132,897	129,920
Product rights and other intangibles, net	560,023	603,697
Goodwill	868,085	876,449
Total assets	$3,677,887	$3,472,027

Liabilities & Stockholders' Equity
Current liabilities	$481,995	$444,927
Long-term debt	824,678	899,408
Deferred income taxes and other liabilities	262,629	278,227
Stockholders' equity	2,108,585	1,849,465
Total liabilities and stockholders' equity	$3,677,887	$3,472,027

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2008 and 2007.

Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Twelve Months Ended December 31,
	2008	2007

Cash Flows from Operating Activities:
Net income	$238,379	$141,030
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	170,737	253,559
Deferred income tax provision (benefit)	3,513	(6,250)
Provision for inventory reserve	45,693	46,853
Restricted stock and stock option compensation	18,537	14,244
Other adjustments	(22,987)	(4,511)
Changes in assets and liabilities:
Accounts receivable, net	(37,892)	120,575
Inventories	(28,219)	(25,093)
Accounts payable and accrued expenses	(17,658)	(117,751)
Income taxes payable	24,393	7,703
Other assets and liabilities	22,058	(3,181)
Total adjustments	178,175	286,148
Net cash provided by operating activities	416,554	427,178
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(100,488)	(75,870)
Additions to marketable securities and long-term investments	(8,202)	(8,451)
Proceeds from sale of marketable securities and investments	14,933	4,113
Other investing activities, net	400	15,916
Net cash used in investing activities	(93,357)	(64,292)
Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(95,635)	(329,532)
Proceeds from issuance of short-term debt	67,909	2,645
Proceeds from stock plans	8,438	16,160
Repurchase of common stock	(885)	(1,776)
Net cash used in financing activities	(20,173)	(312,503)
Net increase in cash and cash equivalents	303,024	50,383
Cash and cash equivalents at beginning of period	204,554	154,171
Cash and cash equivalents at end of period	$507,578	$204,554

The following table presents a reconciliation of reported net income and diluted earnings per share to adjusted net income and diluted earnings per share for the three and nine months ended December 31, 2008 and 2007:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

GAAP to adjusted net income calculation

Reported GAAP net income	$56,386	$38,403	$238,379	$141,030
Adjusted for:
Global supply chain initiative(1)	6,532	-	30,436	-
Acquisition and licensing charges	-	1,494	6,500	12,782
Gain on sale of assets	-	-	(9,605)	(13,089)
Loss on asset sales and impairments	8	132	311	4,631
Favorable settlement of tax related liability	-	-	(5,928)	-
Loss on debt repurchases	-	1,143	1,095	5,553
Legal settlements	-	(800)	(15,000)	7,858
Income taxes	(2,282)	(704)	(14,955)	(6,716)
Adjusted net income	60,644	39,668	231,233	152,049
Add: Interest expense on CODES, net of tax	2,029	1,873	7,939	7,779
Adjusted net income, adjusted for interest on CODES	$62,673	$41,541	$239,172	$159,828

Diluted earnings per share

Diluted earnings per share - GAAP	$0.50	$0.34	$2.09	$1.27

Diluted earnings per share - Adjusted	$0.53	$0.35	$2.03	$1.37

Basic weighted average common shares outstanding	103,035	102,608	102,821	102,273
Effect of dilutive securities:
Conversion of CODES	14,357	14,357	14,357	14,357
Dilutive share-based compensation arrangements	605	409	545	409
Diluted weighted average common shares outstanding	117,997	117,374	117,723	117,039

(1)

For the three months ended December 31, 2008, global supply chain initiative charges of $6,532 were represented within cost of sales ($6,045), research and development ($406) and selling, general and administrative ($81). For the twelve months ended December 31, 2008, global supply chain initiative charges of $30,436 were represented within cost of sales ($28,049), research and development ($1,444) and selling, general and administrative ($943). For the three and twelve months ended 2008, cost of sales included accelerated depreciation charges of $1,807 and $7,407, respectively.

The following table presents a reconciliation of reported net income for the three and twelve months ended December 31, 2008 and 2007 to adjusted EBITDA:

Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

GAAP net income	$56.4	$38.4	$238.4	$141.0
Plus:
Interest expense	7.4	9.0	28.2	44.5
Interest income	(2.9)	(2.2)	(9.0)	(8.9)
Provision for income taxes	30.2	21.4	119.9	83.2
Depreciation (2008 includes accelerated depreciation)	22.7	20.2	90.0	77.2
Amortization	20.1	44.2	80.7	176.4
EBITDA	133.9	131.0	548.2	513.4
Adjusted for:
Global supply chain initiative	4.7	-	23.0	-
Acquisition and licensing charges	-	1.5	6.5	12.8
Gain on sale of assets	-	-	(9.6)	(13.1)
Loss on asset sales and impairments	-	0.1	0.3	4.6
Favorable settlement of tax related liability	-	-	(5.9)	-
Loss on early extinguishment of debt	-	1.2	1.1	5.6
Legal settlements	-	(0.8)	(15.0)	7.9
Share-based compensation	4.5	3.9	18.5	14.2
Adjusted EBITDA	$143.1	$136.9	$567.1	$545.4

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2009 to adjusted net income and adjusted earnings per diluted share:

Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2009
	Low	High

GAAP to adjusted net income calculation

GAAP net income	$233.2	$245.3
Adjusted for:
Licensing charges	4.3	4.3
Global supply chain initiative	22.7	22.7
Income taxes	(10.0)	(10.0)
Adjusted net income	250.2	262.3
Add: Interest expense on CODES, net of tax	7.9	7.9
Adjusted net income, adjusted for interest on CODES	$258.1	$270.2

Diluted earnings per share

Diluted earnings per share - GAAP	$2.03	$2.14

Diluted earnings per share - Adjusted	$2.18	$2.28

Diluted weighted average common shares outstanding	118.6	118.6

The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2009.  Watson expects certain known GAAP charges for 2009, as presented in the schedule above.  Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2009 to adjusted EBITDA:

Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2009
	Low	High

GAAP net income	$233.2	$245.3
Plus:
Interest expense	21.1	21.1
Interest income	(13.3)	(12.5)
Provision for income taxes	137.0	144.1
Depreciation (includes accelerated depreciation)	97.5	97.5
Amortization	87.8	87.8
EBITDA	563.3	583.3
Adjusted for:
Share-based compensation	16.9	16.9
Global supply chain initiative	15.5	15.5
Licensing charges	4.3	4.3
Adjusted EBITDA	$600.0	$620.0

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2009.  Watson expects certain known GAAP charges for 2009, as presented in the schedule above.  Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown.  These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.